Exhibit 10.6

Collaborative Discovery and Development Agreement

(“Agreement”)

This Agreement is entered into on the Effective Date (as defined below) by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstr. 124, CH-4070 Basel, Switzerland

and

Hoffmann-La Roche Inc., 340 Kingsland Street, Nutley, NJ 07110, USA,

(jointly “ROCHE”)

On the one hand

and

EVOTEC NeuroSciences GmbH, Schnackenburgallee 114, 22525 Hamburg, Germany (“EVOTEC”),

On the other hand

WHEREAS, ROCHE has researched and developed ROCHE’s Background Intellectual Property (as defined below) and is active in the field of drug discovery, development and commercialisation of drug products; and

WHEREAS, EVOTEC has researched and developed EVOTEC’s Background Intellectual Property (as defined below), offers commercial services to third parties and is active in the field of drug discovery and development of active compounds to be out-licensed to pharma partners; and

WHEREAS, ROCHE and EVOTEC are willing to collaborate in the Field (as defined below) for the discovery and development of Products (as defined below) against potential drug targets and will allocate between themselves the responsibilities and contributions up to the stage of Clinical Candidate “CC” (as defined below);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1	Definitions

1.1	“Affiliate” shall mean with respect to either party (i) an entity which owns, directly or indirectly, a controlling interest in such party, by stock ownership or otherwise; or (ii) an entity which is owned by such party, either directly or indirectly, by stock ownership or otherwise; or (iii) an entity, the majority ownership of which is directly or indirectly common to the majority ownership of such party. Anything to the contrary in this Agreement notwithstanding, Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990, U.S.A. and Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-832, Japan (“Chugai”) shall not be deemed an Affiliate of ROCHE unless ROCHE notifies EVOTEC that ROCHE wishes for Genentech, Inc. and/or Chugai Pharmaceutical Co., Ltd, to be deemed an Affiliate of ROCHE.

1.2	“Analogue” shall mean each chemical compound within the literal scope of a Valid Patent Claim that covers at least one (1) Compound, which chemical compound is not the same as a Compound.

1.3	“Background Intellectual Property” shall mean all technical data and information, whether tangible or intangible, including without limitation Know-How and Patent Rights which are necessary to conduct the Research Program, and which (i) a party owns or Controls as of the Effective Date or (ii) a party owns or Controls and which arise outside this Agreement at any time during the Research Term.

1.4	“Background Patent Right” mean any Patent Right covering Background Intellectual Property.

1.5	“Back-up Compound” means any Compound or Analogue i) not fulfilling the CC Criteria for a Research Project at the time of RDC Decision of the most advanced Compound(s) and ii) which the Lead Party intends not to develop during the Clinical Development Phase unless the CC fails during the Clinical Development Phase.

1.6	“CC Criteria” shall mean the criteria mutually agreed in the Joint Steering Committee to be fulfilled by a Compound to be suitable for clinical development. These criteria shall reflect the situation just prior to any GLP toxicological experiments.

1.7	“Clinical Candidate (CC)” shall mean any Compound or Analogue fulfilling the CC Criteria selected by the Joint Steering Committee in accordance with Section 3.2.

1.8	“Clinical Development Phase” shall mean the clinical development period with regard to a CC or Backup-Compound until First Commercial Sale.

1.9	“Combination Product” shall mean any Product containing both a pharmaceutically active agent that causes it to be considered a Product and one or more other pharmaceutically active agents that are not Product.

1.10	“Commercialization” shall mean any and all activities of using, making, importing, exporting, marketing, promoting, distributing, offering for sale and selling a Product. When used as a verb, Commercialize means to engage in Commercialization.

1.11	“Commercially Reasonable Efforts” shall mean those efforts, activities and measures, which a diligent Third Party company active in a similar field as the respective party, would consider to be commercially reasonable, feasible and viable to be performed, undertaken or made in or under the specific circumstances. Notwithstanding the foregoing, the parties also acknowledge that ROCHE (and its Affiliates) do not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication. As a result, the exercise by ROCHE of Commercially Reasonable Efforts will be determined by judging its performance taken as a whole.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.12	“Compound” shall mean an EVOTEC Compound, ROCHE Compound or Produced Compound.

1.13	“Confidential information” shall mean any and all information, data or know-how, whether technical or non-technical, oral or written that is disclosed by one party or its Affiliates (“Disclosing Party”) to the other party or its Affiliates (“Receiving Party”) or information generated by one of the parties during the performance of the Research Program. Confidential Information shall not include any information, data or know-how which: either before or after disclosure to the Receiving Party, was or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

(a)	was known or used by the Receiving Party prior to its disclosure by the Disclosing Party to the Receiving Party; or

(b)	either before or after disclosure to the Receiving Party, is provided to the Receiving Party by a Third Party having the right to do so;

(c)	is independently developed by the Receiving Party without reference to any Confidential Information previously disclosed by the Disclosing Party; or

(d)	is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, requests confidential treatment (where available) or takes reasonable and lawful actions to minimize the degree of such disclosure.

1.14	“Control” shall mean with respect to any Patent Right, Know-How or other Intellectual Property right, that the party controlling such right owns a transferable interest or has a license to practice such Patent Right, Know-How or right and has the ability to grant the other party access, a license or a sublicense (as applicable) to practice such Patent Right, Know-How or right.

1.15	“CTA” shall mean Clinical Trial Application.

1.16	“Development Plan” shall mean the written description of the planned activities of the Lead Partner during the Clinical Development Phase.

1.17	“Effective Date” shall mean June 20, 2006.

1.18	“EVOTEC Compounds” shall mean the physical samples of chemical entities in the possession of EVOTEC or any Affiliate, which are not Produced Compounds. “EVOTEC Library” shall mean any collection of EVOTEC Compounds.

1.19	“EVOTEC Patent Rights” shall mean the Patent Rights on EVOTEC’s Background Intellectual Property and EVOTEC Research Project Intellectual Property owned or under Control of EVOTEC.

1.20	“FDA” shall mean the U.S. Federal Food and Drug Administration and any successor agency thereof.

1.21	“First Commercial Sale” shall mean the first invoiced sale of a Product by the Lead Party or its respective Affiliates or Sublicensees.

1.22	“Field” shall mean the prophylactic and therapeutic use of compounds in humans for a Medical Indication.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.23	“Joint Steering Committee (JSC)” shall mean the committee established in accordance with Section 3.2.

1.24	“Joint Operating Team (JOT)” shall mean the project team established in accordance with Section 3.8.

1.25	“IND” shall mean Investigation New Drug.

1.26	“Intellectual Property” shall mean Patent Rights, utility models, designs and applications for any of the foregoing, design rights, copyright, Know-How, trade secrets, and confidential information and all other forms of intellectual property rights having equivalent or similar effect to any of the foregoing.

1.27	“Know-How” shall mean unpatented technical and other information which is not known to the public, including without limitation, information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, information relating to material, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing including results of research or development together with processes including manufacturing processes, specifications, techniques, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and Regulatory Authorities including documents (which shall include paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM and any other media on which Know-How can be permanently stored) containing Know-How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development related to the item, is (or remains) not known to the public.

1.28	“Lead Party” shall mean the party solely responsible for the clinical development of the CC or any Backup-Compounds and the Commercialization of Products.

1.29	“Lead Party Decision” shall mean the request of ROCHE or EVOTEC, as applicable, to become a Lead Party under Section 5.

1.30	“Medical Indication” shall mean any human disease.

1.31	“NDA Filing” shall mean a New Drug Application filed as a result of activities under this Agreement with the FDA, or the equivalent application to the equivalent agency in any other country of the Territory, the filing of which is necessary to market and sell a Product, including all amendments and supplements to any of the foregoing.

1.32	“Net Sales” and the related term “Adjusted Gross Sales” shall mean for either party distributing and selling Product (in this Section the “Selling Party”):

(a)	Adjusted Gross Sales shall mean the gross sales of Products as invoiced by the Selling Party or its Affiliates and Sublicensees to Third Parties, less deductions for returns (including withdrawals and recalls), rebates (price reductions including Medicaid and similar types of rebates, e.g. chargebacks), volume (quantity) discounts granted at the time of invoicing, sales taxes and other taxes directly linked and included in the gross sales amount (with respect to ROCHE as computed in the central ROCHE Swiss Francs Sales Statistics) for the countries concerned in accordance with the Selling Party’s then current standard practices, whereby the amount of such sales in foreign currencies is converted into CHF or Euro, as applicable.

(b)	Net Sales shall mean the amount calculated by subtracting from Adjusted Gross Sales a lump sum deduction of **** of Adjusted Gross Sales for those sales-related

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

deductions that are not accounted for on a product-by-product basis (e.g. outward freights, postage, transportation insurance, packing materials for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct expenses).

1.33	“Partnering” shall mean the financial or other support of a Third Party for the Clinical Development Phase.

1.34	“Partner Party” shall mean the other party to this Agreement which is not the Lead Party.

1.35	“Patent Rights” shall mean the rights and interests in and to any and all issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction in the Territory, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, supplementary protection certificates, renewals, and all letters patent on any of the foregoing, and any and all reissues, re-examinations, extensions, confirmations, registrations and patents of addition of any of the foregoing.

1.36	“Phase II Initiation” shall mean the date of first administration of Product to a patient in a second phase of human clinical trials required by the FDA to gain evidence of efficacy of Product in a target population, determine optimal dosage, and to obtain expanded evidence of safety for Product, as described in 21 CFR Part 312(c), as it may be amended (or its successor regulation).

1.37	“Phase III Initiation” shall mean the date of first administration of Product to a patient in a third phase of human clinical trials required by the FDA to gain evidence of efficacy of Product in a target population, and to obtain expanded evidence of safety for Product that is needed to evaluate the overall benefit-risk relationship of Product and provide an adequate basis for physician labeling, as described in 21 CFR Part 312(c), as it may be amended (or its successor regulation).

1.38	“Proceeds” shall mean any down payments, event payments, royalties and any other revenue received.

1.39	“Product” shall mean any pharmaceutical dosage form, formulation, diagnostic product, or technology that includes a CC and/or any Backup-Compound.

1.40	“Project Manager” shall mean one representative appointed by each party in accordance with Section 3.8 to oversee the day-to-day coordination, implementation and conduct of each Research Project. “Joint Operating Team” shall mean the scientific team established by the Project Managers in accordance with Section 3.8.

1.41	“Produced Compound” shall mean a chemical entity physically produced by EVOTEC or ROCHE under the Research Program. For the avoidance of doubt, Produced Compounds, exclude chemical entities re-synthesized from the EVOTEC Library, ROCHE Library or commercially purchased from Third Party suppliers.

1.42	“Produced Compound Intellectual Property” shall mean individually and collectively, all Intellectual Property conceived, discovered, developed, generated, created, made or reduced to practice relating to the Produced Compound, its manufacture, use and pharmaceutical dosage form or formulation generated under this Agreement. Produced Compound Intellectual Property conceived, discovered, developed, generated, created, made and reduced to practice solely or jointly by one or more employees, consultants, sub-contractors, or freelancers of or engaged by EVOTEC is referred to as “EVOTEC Produced Compound Intellectual Property”; Produced Compound Intellectual Property conceived, discovered, developed, generated, created, made and reduced to practice solely or jointly by one or more employees, consultants, sub-contractors,

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

or freelancers of or engaged by ROCHE is referred to as “ROCHE Produced Compound Intellectual Property”. Produced Compound Intellectual Property conceived, discovered, developed, generated, created, made and reduced to practice jointly by EVOTEC and ROCHE is referred to as “Joint Produced Compound Intellectual Property”.

1.43	“Produced Compound Patent Right” shall mean any Patent Right covering Produced Compound Intellectual Property.

1.44	“RDC” shall mean ROCHE’s Research Development Committee or any equivalent decision making body of ROCHE.

1.45	“RDC Decision” shall mean a written notice of ROCHE to EVOTEC which shall be issued promptly following the RDC confirmation that the CC Criteria have been achieved for a particular Compound.

1.46	“Regulatory Authority” shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, including, without limitation, the FDA.

1.47	“Research Phase” shall mean the period of time for a Research Project mutually agreed by the Joint Steering Committee in accordance with Section 3.2 until the RDC Decision.

1.48	“Research Plan(s)” shall mean the written description(s) of a Research Project to be performed by EVOTEC and/or ROCHE as mutually agreed in the Joint Steering Committee to be attached as part of Appendix 2.

1.49	“Research Project” shall mean the activities to be performed by the parties until the RDC Decision with regard to a particular Target. The first Research Project is Kv1.3.

1.50	“Research Program” shall mean the overall research activities to be performed under this Agreement with regard to different Targets, consisting of the individual Research Project(s).

1.51	“Research Project Costs” shall mean the costs of a party to perform its obligations under a particular Research Project which shall be a sum of each Parties FTE costs and its Variable Costs in accordance with Section 5.5.

1.52	“Research Project Intellectual Property” shall mean individually and collectively, all Intellectual Property conceived, discovered, developed, generated, created, made or reduced to practice during the performance of a Research Project which is not part of the Produced Compound Intellectual Property. Research Project Intellectual Property conceived, discovered, developed, generated, created, made and reduced to practice solely or jointly by one or more employees, consultants, sub-contractors, or freelancers of or engaged by EVOTEC and/or ROCHE stemming from EVOTEC’s Background Intellectual Property is referred to as “EVOTEC Research Project Intellectual Property”; Research Project Intellectual Property conceived, discovered, developed, generated, created, made and reduced to practice solely or jointly by one or more employees, consultants, sub-contractors, or freelancers of or engaged by EVOTEC and/or ROCHE stemming from ROCHE’s Background Intellectual Property is referred to as “ROCHE Research Project Intellectual Property”

1.53	“Research Term” shall mean, except as otherwise agreed between the parties, the period of time from and including the Effective Date for the performance of the individual Research Projects until the expiry of the last Research Project.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.54	“ROCHE Compounds” shall mean the physical samples of chemical entities in the possession of ROCHE, which are not Produced Compounds. “ROCHE Library” shall mean any collection of ROCHE Compounds.

1.55	“ROCHE Patent Rights” shall mean the Patent Rights on ROCHE’S Background Intellectual Property and ROCHE Research Project Intellectual Property owned or under Control of ROCHE:

1.56	“Royalty Term” shall mean, with respect to each Product in each country, the period of time commencing on the First Commercial Sale of such Product in such country and ending on the later of the date that is (a) 10 (ten) years after the date of the First Commercial Sale of such Product in such country, and (b) the expiration of the last to expire Valid Patent Claim in such country claiming the manufacture, use, import, offering for sale, or sale of such Product. With regard to the calculation of the 10 (ten) year period, the EU shall be considered as one country.

1.57	“Subcontractor” means any individual, partnership, corporation, association or other entity that performs any of the obligations of the parties under this Agreement, whether in privity to a party or in privity to another Subcontractor.

1.58	“Sublicensee” shall mean any Third Party to which the Lead Party grants any rights to develop CC or Backup-Compounds and/or Commercialize the Products under this Agreement, including but not limited to exclusive sublicenses, co-promotion rights, etc. “Sublicensed” shall mean the activity of granting rights to a Sublicensee.

1.59	“Target” shall mean specific biological molecules, including without limitation, enzymes, receptors or ion channels assumed to be relevant for a certain Medical Indication that has been selected by the Joint Steering Committee in accordance with Section 3.2 and not abandoned.

1.60	“Territory” shall mean all countries and territories of the world.

1.61	“Third Party” shall mean an entity other than a party to this Agreement and its respective Affiliates, if any.

1.62	“Valid Patent Claim” shall mean (a) unexpired EVOTEC Background Patent Right, EVOTEC Produced Compound Patent Right, ROCHE Background Patent Right and ROCHE Produced Compound Patent Right (including inventor’s certificates) in any country of the Territory that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, term restoration, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for a EVOTEC Background Patent Right, EVOTEC Produced Compound Patent Right, ROCHE Background Patent Right and ROCHE Produced Compound Patent Right in any country of the Territory, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.63	“Variable Costs” shall mean Materials and Fees & Grants (paid to CROs) that are strictly related to the project. For instance if this project would be cancelled the expense will not longer be incurred. Personnel expenses such as salaries and personnel related expenses such as travel, training, etc. is not considered Variable Cost. The cost of animals—if a study is contracted out then the cost of animals will be included in the payment to the CRO (Fees & Grants); if a study is done in house then the cost of animals will have to be included as Variable Costs.

1.64	“Singular and Plural”—where the context so requires the singular includes the plural and vice versa; and the masculine includes the feminine and vice versa, and the neuter includes the masculine or the feminine and vice versa.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

2	Scope of Agreement

2.1	Purpose. This Agreement sets forth the terms and conditions pursuant to which the parties shall conduct the Research Program during the Research Term, and further defines the rights and obligations of the parties in any subsequent development or Commercialisation of the results thereof. The basic responsibilities and contributions of the parties on a per Research Project- per-Research Project basis will be specified in the documents to be attached as part of Appendix 1.

2.2	Scope of Research Program. During the Research Term, the parties shall jointly collaborate in performing Research Projects, as adopted pursuant to Section 3.2 below. Such activities shall include all drug discovery disciplines from ROCHE and EVOTEC and responsibility therefore shall be allocated by the appropriate committee pursuant to Section 3 and according to the parties’ expertise. The details of the activities to be performed by either party within the Research Project(s) shall be specified within individual Research Plans to be agreed between the parties from time to time in the Joint Steering Committee.

Unless otherwise stipulated in Section 5.5, each party shall bear its own costs for the activities performed by it under the Research Project.

At the initiation of a Research Project, EVOTEC shall disclose to ROCHE the EVOTEC Compounds found to be active against the Target, in case of the first Research Project against Kv1.3.

2.3	Disclosure of Roche compounds. If the JOT agrees ROCHE will provide a ROCHE Library to EVOTEC for primary screening. It is understood that data from the HTS (High Throughput Screen) will be provided for input into Rodin (Roche’s data repository). Compound structures will be disclosed only after secondary screens/IC50 determination, The ROCHE compound will only fall under the Agreement after the synthesis of the first Analogue. Of the Compounds that display an in vitro Kv1.3 activity of less than 1 microMolar in the secondary/IC50 determination ROCHE shall disclose the chemical structures of at least 10 templates and 100 compounds, having at least that activity, provided that such amount exists.

2.4	Development of ROCHE Compounds. Any ROCHE Compounds that have been disclosed under the terms of Section 2.3 shall not be developed by ROCHE against Kv1.3 for a period of five (5) years after completion of the screening. The term “Roche” used in this Section 2.4. shall not include Chugai and/or Genentech. EVOTEC acknowledges that Chugai may have access to information relating to chemical structures and activity data for the compounds screened and disclosed under Section 2.3. under non-use and confidentiality obligations.

2.5	Delegation of Rights and Obligations. It is understood by the parties that any right or obligation of ROCHE or of EVOTEC under this Agreement may be exercised or performed by any of their Affiliates, Subcontractors or Sublicensees. For the avoidance of doubt, such subcontracting shall not release either party from its obligations under this Agreement.

3	Governance

3.1	Establishment of Joint Steering Committee. In order to fulfil the objectives of the Research Project(s), the parties agree to establish a Joint Steering Committee (“JSC”) and a Joint Operating Team (“JOT”) with the aim to, prepare and adopt strategies for the implementation of the Research Program, subject to the provisions of this Agreement.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

3.2	Members and Meetings. The JSC shall have an equal number of representatives from ROCHE and EVOTEC, which shall be designated by each party and be functionally aligned with each other, and ROCHE and EVOTEC shall nominate a chair person.

The JSC shall establish its own internal operating procedures and meeting schedule, including setting the quorum. Meetings shall be conducted in person, by telephone, video conference, or via electronic means.

The JSC shall be co-chaired by a representative of ROCHE and EVOTEC and decisions shall be made by unanimous consensus of its members, subject to the provisions of this Section 3. All decisions of the JSC shall be recorded in writing.

The location of the meeting of the JSC shall alternate between sites selected by ROCHE and EVOTEC, unless mutually agreed otherwise between the parties. ROCHE and EVOTEC shall bear its own costs including travelling costs, for personnel serving on the JSC.

ROCHE and EVOTEC shall have the right, at any time, to designate by written notice to the other party a replacement for any of such parties’ members on any of the committees mentioned in this Section 3, provided in such replacement has a functionally equivalent position (regardless of title) to the person being replaced.

The responsibility of the JSC for a particular Research Project shall terminate at the time one party becomes the Lead Party.

3.3	Responsibilities of the Joint Steering Committee. The Joint Steering Committee shall be responsible for the supervision and overall execution of all Research Projects under the Research Program. In particular the Joint Steering Committee shall be responsible for

(a)	the preparation and approval of each Research Plan as developed by the JOT for each part or stage of the Research Program and any major change thereto; and

(b)	the oversight of timelines, costs (to be reported at every second JSC meeting or every six (6) months if the frequency of 2 JSC meetings exceeds six (6) months) and parties’ due diligence in carrying out their responsibilities; and

(c)	the establishment and updating of the then current Research Plan(s) to take into account current needs, and for making proposals for capacity allocations; and

(d)	the setting of priorities within the Research Project(s) and the Research Program; and

(e)	together with the JOT making written status reports on a regular basis for all Research Projects; and

(f)	the selection, approval and abandonment of additional Targets (each to be described in a separate Research Plan);

(g)	definition or the modification of CC Criteria and the selection of CC compounds to be submitted for approval to the RDC; and

(h)	the approval of resource allocations.

The Joint Steering Committee shall not have the power to make any changes to the provisions of this Agreement.

3.4	Decision Making. In the event that the Joint Steering Committee cannot reach consensus on any matter within thirty (30) days after such event, the party responsible for the activity within the Research Project(s) as specified in Appendix 1 shall have the casting vote for such matter. The casting vote shall not apply to Target selection. Any matter that is subject to a casting vote under this Section 3 shall be finally decided by the party having such casting vote and Section 14.2 and 14.3. shall not apply.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

3.5	Definition and Modification of CC Criteria. CC Criteria shall be agreed by the JSC within six (6) months of the initiation of a Research Project for each respective Research Project. The JSC may agree to further modify the CC Criteria from time to time providing that this is agreed by the JSC and recorded in writing. If the Joint Steering Committee can not reach consensus on the CC Criteria, ROCHE shall have the casting vote for such matter.

3.6	Achievement of CC Criteria. If the JSC believes that the CC Criteria are achieved for a respective Compound, the JSC shall agree to submit such Compound to the RDC. If the JSC does not agree to submit such Compound to the RDC within thirty (30) days after the JSC meeting the matter has been discussed at, the matter shall be referred to the respective executive officers (CEO with respect to EVOTEC and Head of Pharma Partnering with respect to ROCHE) or their designees for good faith negotiations attempting to resolve the matter. If the executive officers or their designees can not resolve the matter within thirty (30) days, ROCHE shall have the right to take the ultimate decision.

If the decision has been made under this Section 3.6 to submit the Compound in question to the RDC, such submission will be carried out in a timely manner without any undue delays.

If the Compound submitted to the RDC is approved as a CC, Section 5 shall apply.

3.7	No achievement of CC Criteria. If the Compound submitted to the RDC is not approved as a CC then the Parties have the following options:

(a)	in the first case EVOTEC and ROCHE can agree to continue working on the Compound in question in order to achieve the revised CC Criteria in order to submit an optimized Compound or a compound from a different lead series to the RDC for approval;

(b)	in the second case if ROCHE do not wish to continue working on the Compound ROCHE may terminate in accordance with the terms set forth in Section 11;

(c)	in the third case if EVOTEC do not wish to continue working on the Compound EVOTEC may terminate in accordance with the terms set forth in Section 11; or

(d)	in the forth case, if neither party wishes to continue work on a particular Target, the parties may mutually agree that the party suggesting a specific Research Project (as evidenced by the initial suggestion of the Research Project) shall have the right to find a Sublicensee and all Proceeds from such sublicensing shall be equally shared between the parties and Section 6 shall apply. For the sake of clarity, there is no obligation to find a Sublicensee. The other party shall not have the right or the obligation to participate in the negotiations. If the parties decide to proceed under this Section 3.7 (d) for a respective Target, Sections 10 and 11 do not apply.

3.8	Responsibilities of the Project Managers. Promptly after preparation of a particular Research Plan, each party shall appoint a Project Manager for such Research Project.

The Project Managers shall be responsible for:

a)	the day-to-day implementation and management of a specific Research Project and the relating Research Plan; and

b)	to manage timelines and costs; and

c)	making written status reports on a regular basis; and

d)	any other task delegated by the Joint Steering Committee.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

The Project Managers and any other people appointed by either party shall form the Joint Operating Team for such Research Project and shall meet (by video or telephone conference) in a frequency agreed between the parties.

If the JOT cannot agree on a material issue, the issue shall be referred to the JSC. The JSC shall meet within twenty (20) working days thereafter or put the issue into circulation within such time period, or within a period mutually agreed between both parties and shall negotiate in good faith to resolve such issue.

The JOT shall not have the power to make any changes to the provisions of this Agreement and/or the Research Plan(s).

4	Diligence

4.1	General Obligation. The parties shall conduct the Research Program in good scientific manner, and in compliance in all respects with the requirements of applicable laws, rules and regulations and diligent laboratory practices to achieve their objectives efficiently and expeditiously.

4.2	Research Phase. During the Research Phase, each party shall use Commercially Reasonable Efforts to perform the activities assigned to it in the Research Plan(s). Neither party shall have any obligation to perform any work beyond that specified in the then current Research Plan(s).

4.3	Clinical Development Phase and Commercialization.

(a)	Immediately after either party’s exercise of the option rights as outlined in Section 5, the Lead Party shall prepare a high level summary Development Plan according to its internal procedures to be provided to the Partner Party and to be attached as part of Appendix 3.

(b)	The Lead Party shall have full and sole responsibility for the Clinical Development Phase and shall perform any activities at its own expense. At all times during the Clinical Development Phase, the Lead Party will use and will cause its Affiliates, Subcontractors and Sublicensees to use Commercially Reasonable Efforts to proceed with the development, manufacture, marketing, distribution and sale of at least one Compound and/or Product.

(c)	During the term of this Agreement as specified in Section 10.1, the Lead Party shall provide the Partner Party, not more than once in any calendar year, with:

i)	a written summary report on the status of all CCs and Back-Up Compounds under development;

ii)	an updated version of the Development Plan which shall be deemed to be attached as part of Appendix 3;

iii)	all regulatory approvals received by the Lead Party, its Affiliates and Sublicensees (if any).

The parties will favorably consider yearly meetings in person to discuss the status of the Clinical Development Phase relating to a particular Research Project.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

(d)	If the Partner Party reasonably believes that the Lead Party is not using Commercially Reasonable Efforts with respect to the development or Commercialization of the CC, Backup-Compounds or Products, then the Partner Party may provide the Lead Party written notice specifying in reasonable detail the reasons why the Partner Party believes that the Lead Party is not using Commercially Reasonable Efforts with respect to the development or Commercialization of the CC, Backup-Compounds or Products.

Upon receipt of such notice, the Lead Party shall have a period of ninety (90) days to present evidence to the Partner Party that the Lead Party is using Commercially Reasonable Efforts with respect to the CC, Backup-Compounds or Products to cure the lack of diligence based on the reasons submitted by the Partner Party (“Evidence and Cure Period”). If the Lead Party presents evidence reasonably acceptable to the Partner Party, then the Partner Party’s notice shall be deemed withdrawn and of no effect. If, within such period, the Lead Party has not presented evidence reasonably acceptable to demonstrate that the Lead Party has used Commercially Reasonable Efforts to develop or Commercialize the CC, Backup-Compounds or Products and has not cured such lack of diligence within such period, the Partner Party shall have the right to refer the issue to a third party expert (“Schiedsgutachter”) for final decision in accordance with Section 317 of the German Civil Code (“BGB”). The expert shall be experienced in the relevant field and shall be nominated jointly by both parties. If the parties cannot agree on the expert within thirty (30) days following the first written proposal of an expert from one party to the other, then the third party expert shall be appointed by the president of the Handelskammer in Hamburg. The decisions of the expert shall be binding. Section 318 and 319 BGB shall remain unaffected. Each party shall bear its own costs associated with the expert procedure. The costs for the expert shall be borne in equal parts by both parties. For the sake of clarity, any dispute under this Section is no reason to terminate this Agreement.

(e)	The Parties will enter into a pharmacovigilance agreement, if required.

5	Option Rights

5.1	General. During the Research Phase, the Joint Steering Committee shall select CC with regard to a particular Research Project in accordance with Section 3.2.

5.2	ROCHE’s Option Right. Within sixty (60) days following the confirmation by the RDC that the CC Criteria are achieved, ROCHE shall have the right to request to become the Lead Party for the Clinical Development Phase for such Research Project and shall inform EVOTEC by written notice within such period.

5.3	EVOTEC’s Option Right. Within sixty (60) days following a written notice of ROCHE not to exercise the option right specified in Section 5.2 or following the expiry of the sixty days period specified in Section 5.2, whatever is first, EVOTEC will have sixty (60) days to request to become the Lead Party for the Clinical Development Phase for such Research Project.

5.4	No Exercise of Option Rights. In case neither ROCHE nor EVOTEC exercise its option rights specified in this Section 5, the party suggesting a specific Research Project (as evidenced by the initial suggestion of the Research Project) shall have the right to find a Sublicensee and all Proceeds from such sublicensing shall be equally shared between the parties and Section 6 shall apply. For the sake of clarity, there is no obligation to find a Sublicensee. The other party shall not have the right or the obligation to participate in the negotiations. If a party decides not to exercise its option right under this Section 5 for a respective Compound, Sections 10 and 11 do not apply.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

5.5	Adjustment of Compensation. At the time one party becomes the Lead Party or if the provisions of Sections 3.7 or 5.4 applies, the first event payment specified in Section 6.1 or Section 6.2, as applicable, will be adjusted with regard to the party with the higher Research Project Costs during the Research Phase. For this purpose, each party shall track its FTE costs and its Variable Costs. The adjustment of the first event payment will then be calculated as follows:

Adjustment = [Variable Costs occurred for the project at Partner Party]-[Variable Costs occurred for the project at Lead Party] + [FTEs used by Partner Party] x **** — [FTEs used by Lead Party] x ****

The adjustment shall be added to the first event payment number. For example, if the adjustment is -**** and Roche is the Lead Party, the first event payment is ****.

The adjustment shall in no case exceed the amount of ****

For the sake of clarity, the costs of activities carried out by either party prior to initiation of the Research Project and that are specific for the Research Plan shall be included in the Parties Research Project Costs. In the case of the Kv1.3 Research Project this would include the high throughput screening costs already incurred by EVOTEC.

6	Event Payments and Royalties

6.1	The event payments specified below apply for the first Research Project (Kv1.3). The first event payment for Kv1.3 reflects the upfront risk by EVOTEC.

For other Targets that would become part of the collaboration a factor would be applied to all event payments. The factor will depend on the proportion of activities undertaken by each Party as described in the Research Plan and attached to Appendix 1 or on the provision of any project specific Intellectual Property (i.e. Background Intellectual Property, Research Project Intellectual Property and Produced Compound Intellectual Property) submitted by either Party. For the sake of clarity if each Party carries out approximately 50% of the costs the event payments will be the same as for the Kv1.3 project described in Section 6. But if one Party carries out in excess of 50% of the activities then the event payments will be weighted in favour of such party. For example: A typical “First Commercial Sale of a Product” event payment is assumed to be €60m. Under the current assumption that both parties undertake 50% of the work, the event payment is 50% of it, i.e. €30m. Assuming that the Lead Party has only contributed a third of the work in a second project, then this event payment for the second project would be €40m (€60m-€60m/3).

6.2	If ROCHE is the Lead Party with regard to a CC or Back-Up Compound, ROCHE shall pay to EVOTEC for each CC or Backup-Compound event payments in accordance with and at the times set out as follows:

Event Payments	in million Euro (€)
Exercise of option right under Section 5.2.	*	***
File IND/CTA	*	***
Phase II Initiation	*	***
Phase III Initiation	*	***
NDA Filing (USA)	*	***
NDA Filing (Europe)	*	***
First Commercial Sale of a Product	*	***
Total	*	***

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

6.3	If EVOTEC is the Lead Party with regard to a CC or Back-Up Compound, EVOTEC shall pay to ROCHE for each CC or Backup-Compound event payments in accordance with and at the times set out as follows:

Event Payments	in million Euro (€)
Exercise of option right under Section 5.3	*	***
File IND/CTA	*	***
Phase II Initiation	*	***
Phase III Initiation	*	***
NDA Filing (USA)	*	***
NDA (Europe)	*	***
First Commercial Sale of a Product	*	***
Total	*	***

6.4	All event payments under Section 6.2 and 6.3. shall be payable within thirty (30) days as from achievement of the respective event by the Lead Party.

6.5	The different event payments shall be payable independently from the Medical Indication the CC or Back-up Compound is applied for but only once with regard to a CC or Backup-Compound irrespective of how many times such event is achieved. If development of the CC fails to reach any of the above events and the Lead Party elects to develop the Back-Up Compound, then any clinical event payment (i.e. event payments inclusive of and after File IND/CTA) not already paid in relation to the development of the CC shall become payable for the development of the Back- Up Compound reaching such event.

If ROCHE and EVOTEC mutually agree that additional preclinical research is conducted with respect to Back-Up Compounds (“Additional Research”), in recognition of such additional preclinical research carried out, the CC event payment shall be payable for each Back-up Compound reaching CC albeit at a reduced rate with respect to the respective CC only. Such CC event payment for Back-up Compounds will be **** in the case that ROCHE is the Lead Party and EVOTEC is conducting Additional Research or **** in the case that EVOTEC is the Lead Party and ROCHE is conducting Additional Research.

6.6	Royalties. During the Royalty Term, the Lead Party shall pay to the Partner Party royalties on Net Sales of a Product at the rate of royalty set out opposite the relevant band in the tables below. Such royalty payments shall be calculated by multiplying the following percentages by the following incremental annual Net Sales of such Product in a respective tier (all Net Sales amounts in € million).

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

(a)	In case ROCHE is the Lead Party the following shall apply:

Tier of calendar year Net Sales in € million	Percent (%) of Net Sales
****	*	***
> ****	*	***
> ****	*	***

(b)	In case EVOTEC is the Lead Party the following shall apply:

Tier of calendar year Net Sales in € million	Percent (%) of Net Sales
****	*	***
>****	*	***
>****	*	***

By way of illustration, assume in calendar year 2015 that (i) aggregate Net Sales of the Product total € 300,000,000 and (ii) no adjustments or deductions to payments under this Section 6 apply. The royalties due and payable for such Net Sales would be € 10 million, calculated as follows:

Calendar Year € Net Sales	Applicable Sales- Based Royalty Rate %		Amount Payable
€ ****	*	***	€	****
€ ****	*	***	€	****
€ ****	*	***	€	****

6.7	Royalties Due. The rates of royalty specified above shall be determined separately for any CC or Backup-Compound taking into account the accumulated Net Sales over all Product(s) and all Medical Indications with regard to such CC or Backup-Compound.

6.8	Combination Products. If the Lead Party intends to sell a Combination Product, the Parties shall meet approximately one (1) year prior to the anticipated First Commercial Sale of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative pharmaceutical activity of the Product and the other pharmaceutically active agent(s) contained in the Combination Product. If, after such good faith negotiations (not to exceed ninety (90) days), the Parties cannot agree to an appropriate adjustment, Net Sales shall equal such portion of the Net Sales of the Combination which is equivalent to the relative contribution to the pharmaceutical activity of the Product within the Combination Product, as determined by an independent expert jointly appointed by the Parties within a further thirty (30) days. In no case shall the royalty payable under this Agreement be

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

reduced by more than **** per Tier described in clause 6.6. In the absence of an agreement on the appointment of the independent expert, (“Schiedsgutachter”) for final decision in accordance with Section 317 of the German Civil Code (“BOB”). The expert shall be experienced in the relevant field and shall be nominated jointly by both parties. If the parties cannot agree on the expert within thirty (30) days following the first written proposal of an expert from one party to the other, then the third party expert shall be appointed by the president of the Handelskammer in Hamburg. The decisions of the expert shall be binding. Section 318 and 319 BGB shall remain unaffected. Each party shall bear its own costs associated with the expert procedure. The costs for the expert shall be borne in equal parts by both parties.

6.9	VAT and other taxes. All payments to be made under this Agreement are net of VAT or other taxes, if any be due and payable thereon.

6.10	Sub-licensing.

a)	Right of First Negotiation. If the Lead Party decides to Sublicense a CC or Backup-Compounds, the Lead Party shall immediately notify the Partner Party accordingly. The Partner Party shall have the right of first negotiation to become such Sublicensee. Such option right for first negotiation shall be valid for a period of two (2) months from receipt by the Partner Party of a notice from the Lead Party. The Lead Party shall exclusively negotiate in good faith with the Partner Party for a period of up to six (6) months. After expiration of the aforementioned periods, the Lead Party shall be free to negotiate with Third Parties but shall not agree to terms and conditions equal or less than those last offered by the Partner Party, taken as a whole.

b)	Revenues. In case of Sublicensing to a Third Party, the event payments and royalties payable by the Lead Party to the Partner Party as specified above shall apply and remain unchanged.

6.11	Partnering.

a)	After the Lead Party Decision, and upon prior written consent of the Partner Party (which consent shall not be unreasonably delayed or withheld), the Lead Party shall have the right to seek for Partnering with Third Parties for financing the Clinical Development Phase.

b)	In case of such Partnering, the event payments and royalties payable to the Partner Party as specified above shall apply and remain unchanged, unless mutually agreed otherwise between the parties.

6.12	Late Payments. Payments not paid within the time period set forth in this Section 6 shall bear interest at a rate of 2% above the Euro Interbank Offered Rate (EURIBOR) from the due date until paid in full.

7	Accounting Period and Royalty Reporting

7.1	Accounting Period and Net Sales Accounting. An Accounting Period commencing semiannually respectively on January 1 and July 1, each being the first day of an Accounting Period, and finishing respectively on June 30 and December 31, each being the last day of an Accounting Period. Royalties on Net Sales shall be paid in Euro (€) and shall be calculated semiannually as of June 30 and December 31. Such payments shall be made within ninety (90) days after the end of each Accounting Period in which such Net Sales are done. With respect to royalties due on Net Sales in the United States, the parties may elect to report and have paid such royalties directly from one of its Affiliates in the United States. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows:

When calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall at first be converted in accordance with average foreign currency exchange rates according to Parties official reporting system for the months in which the sales have been recorded. In case Roche is booking the sales, it should say that the foreign currencies sales shall be converted to CHF using the Roche official reporting system.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

7.2	Blocked Countries. If by reason of law a party (“Paying Party”) is unable to convert to Euro (€) a portion of the amount due by it under this Agreement, then such Paying Party shall notify the other party (“Receiving Party”) in writing and the parties shall mutually agree on the applicable exchange rate.

7.3	Royalty Reports. Each royalty payment shall be accompanied by a report summarizing for each Product the total Adjusted Gross Sales and Net Sales achieved during the relevant six-month period, the currency conversion rates, if applicable, which royalty calculation is being applied, the total royalty payments due and the taxes withheld in accordance with Section 7.4. below, if any.

7.4	Withholding Taxes. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty payable under this Agreement, the party required to do so shall promptly pay such tax, levy or charge for and on behalf of the other party to the proper governmental authority. The paying party shall be entitled to deduct any such tax, levy or charge actually paid from royalty due or, if no further payments are due, be promptly reimbursed by the other party, provided however that each party agrees to assist the other party, as may reasonably be necessary, in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted, and provided further that the paying party shall provide such additional documentation from time to time as is needed for the other party to confirm the payment of tax.

7.5	Audit and Inspection. Either party and its Affiliates and Sublicensees shall keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of verifying Net Sales and Adjusted Gross Sales and calculating all royalties payable to the other party. Such books of accounts shall be kept at their principal place of business. Each party or its authorized independent public accountant has the right to engage, at its own expense, an independent public accountant of international reputation to perform, on behalf of the requesting party or its independent public accountant, an audit, conducted in accordance with international accounting and auditing standards (IAAS), of such books and records of the other party and its Affiliates and Sublicensees that are deemed necessary by the other party to report on Net Sales of Products for the period or periods requested by the requesting party and the correctness of any report or payments made under this Agreement. Upon timely request and at least thirty (30) days’ prior written notice from the requesting party, such audit shall be conducted as an additional audit work during the second quarter of fiscal year of the countries specifically requested by the requesting party, during regular business hours in such a manner as to not unnecessarily interfere with the other party’s normal business activities, and shall be limited to results in the two (2) full calendar years prior to audit notification. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. All information, data, documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements or compliance with this Agreement and shall be treated as EVOTEC and ROCHE Confidential Information. Audit results shall be shared by and be binding upon the parties. If the audit reveals an overpayment, one party shall promptly reimburse the other party for the amount of the overpayment. If the audit reveals an underpayment, the parties shall promptly make up such underpayment. If the audit reveals that the royalties owed by one party for the countries specifically requested and for any calendar year in total have been understated by more than 5% (five), the other party shall, in addition, pay the reasonable costs of such additional audit work. The failure of one party to request verification of any royalty calculation within the period during which corresponding records must be maintained will be deemed to be acceptance of the royalty reporting.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

8	Intellectual Property and Licenses

8.1	Background Intellectual Property.

(a)	EVOTEC IP: EVOTEC’s Background Intellectual Property shall remain solely owned by EVOTEC. This Agreement does not convey to ROCHE any rights in any such Background Intellectual Property, except for the rights expressly granted in Section 8.3.

(b)	ROCHE IP: ROCHE’s Background Intellectual Property shall remain solely owned by ROCHE. This Agreement does not convey to EVOTEC any rights in any such Background Intellectual Property, except for the rights expressly granted in Section 8.3.

8.2	Inventions.

(a)	Information. Each Party shall promptly inform the other Party of any patentable inventions. ROCHE and EVOTEC recognize that during the Research Term of this Agreement inventions relating to the making, using or selling of Compounds and/or Product(s) may be generated and result in Patent Rights. Each party shall at the request and at the expense of the other party use its reasonable endeavors to assist the other party with any patent application, patent defense or patent enforcement relating to the Intellectual Property which the other party chooses to pursue.

(b)	EVOTEC Project Intellectual Property. All EVOTEC Research Project Intellectual Property shall be the solely owned by EVOTEC. This Agreement does not convey to ROCHE any rights in any such EVOTEC Research Project Intellectual Property, except for the rights expressly granted in Section 8.3 (a) and Section 8.3 (b).

(c)	ROCHE Project Intellectual Property All ROCHE Research Project Intellectual Property shall be the solely owned by ROCHE. This Agreement does not convey to EVOTEC any rights in any such ROCHE Research Project Intellectual Property, except for the rights expressly granted in Section 8.3 (a) and Section 8.3 (b).

(d)	Produced Compound Intellectual Property. EVOTEC shall own the EVOTEC Produced Compound Intellectual Property, ROCHE shall own the ROCHE Produced Compound Intellectual Property. Both Parties shall jointly own the Joint Produced Compound Intellectual Property.

8.3	Licenses

8.3.1	Research Phase.

a) EVOTEC hereby grants to ROCHE a non-exclusive, royalty free license in the Territory under EVOTEC’s Background Intellectual Property and an exclusive license under the EVOTEC Research Project Intellectual Property and the EVOTEC Produced Compound Intellectual Property and its interest in the Joint Produced Compound Intellectual Property, each with the right to Sublicense within the framework of a Sublicensing agreement, solely and only to the extent necessary to perform its obligations assigned to ROCHE under a particular Research Plan.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

b) ROCHE hereby grants to EVOTEC a non-exclusive, royalty free license in the Territory under ROCHE’s Background Intellectual Property and an exclusive license under the ROCHE Research Project Intellectual Property and the ROCHE Produced Compound Intellectual Property and its interest in the Joint Produced Compound Intellectual Property, each with the right to Sublicense within the framework of a Sublicensing agreement, solely and only to the extent necessary to perform its obligations assigned to EVOTEC under a particular Research Plan.

8.3.2	Clinical Development Phase and Commercialization.

a)	To EVOTEC

If ROCHE is the Lead Party, EVOTEC hereby grants to ROCHE a non-exclusive license under EVOTEC’s Background Intellectual Property and an exclusive license under the EVOTEC Research Project Intellectual Property and the EVOTEC Produced Compound Intellectual Property and its interest in the Joint Produced Compound Intellectual Property, each with the right to Sublicense within the framework of a Sublicensing agreement solely and only to the extent necessary to develop and Commercialize CC or Backup-Compounds in the Territory.

b)	To ROCHE

If EVOTEC is the Lead Party, ROCHE hereby grants to EVOTEC a non-exclusive license under ROCHE’s Background Intellectual Property and an exclusive license under the ROCHE Research Project Intellectual Property and the ROCHE Produced Compound Intellectual Property and its interest in the Joint Produced Compound Intellectual Property, each with the right to Sublicense within the framework of a Sublicensing agreement solely and only to the extent necessary to develop and Commercialize CC, or Backup-Compounds in the Territory.

8.4	Prosecution of EVOTEC Patent Rights and ROCHE Patent Rights.

8.4.1	EVOTEC shall have the sole responsibility for the prosecution and maintenance of the EVOTEC Patent Rights. The costs for the filing, prosecution and maintenance of EVOTEC Patent Rights shall be borne by EVOTEC. EVOTEC shall have the right, but not the obligation, to defend and enforce the EVOTEC Patent Rights.

8.4.2.	ROCHE shall have the sole responsibility for the prosecution and maintenance of the ROCHE Patent Rights. The costs for the filing, prosecution and maintenance of ROCHE Patent Rights shall be borne by ROCHE. ROCHE shall have the right, but not the obligation, to defend and enforce the ROCHE Patent Rights.

8.5	Prosecution of Produced Compound Patent Rights. The procedure for filing, prosecution, maintenance, use, defense and enforcement of such Produced Compound Patent Rights shall be mutually agreed between the parties, unless specified otherwise in this Agreement.

8.6	Trademarks. The Lead Party shall select, own and maintain the trademark(s) for the marketed Products in the Territory. To the extent feasible, a single trademark shall be identified and developed for use in connection with marketing of a given Product.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

9	Confidential Information

9.1	Non-Use and Non-Disclosure. For a period of five (5) years after the end of the Research Term or five (5) years after receipt of the Confidential Information (whatever period is longer), the receiving party shall (i) treat Confidential Information provided by the disclosing party under this Agreement and all previous agreements as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the disclosing party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement.

9.2	Authorized Disclosure. Nothing in this Agreement shall prevent the parties from disclosing Confidential Information to (i) Subcontractors, (ii) Sublicensees, (iii) prospective partners in accordance Section 6.8, (iv) Regulatory Authorities or other governmental agencies of any country in the Territory to the extent required or desirable to secure government approval for the development, manufacture or sale of Product(s) in the Territory, (v) Third Party’s acting on behalf of one party, to the extent reasonably necessary for the development, manufacture or sale of Product(s) in the Territory, or (vi) Third Parties to the extent reasonably necessary to market Product(s) in the Territory, always to the extent necessary for such party to enjoy all its right under this Agreement. ROCHE shall have the right to disclose a copy of this Agreement to Genentech and/or Chugai for the sole purpose of evaluating its interest to become an Affiliate under this Agreement.

10	Term and Termination

10.1	Term. This Agreement comes into effect on the Effective Date and notwithstanding the expiry of the Research Term will remain in force, unless earlier terminated, on a Research Project-by-Research Project, country-by-country and Product-by-Product basis until expiry of the Royalty Term. Thereafter, the licenses granted hereunder shall be fully paid up and royalty-free.

10.2	Termination.

10.2.1	Termination without Reason. Either party may, at its discretion, terminate this Agreement, any Research Project, Clinical Development Phase, country-by-country or Product-by-Product without reason upon thirty (30) days prior written notice.

10.2.2	Termination for Breach. A party (“non-breaching Party”) shall have the right to terminate this Agreement in its entirety or on a Research-Project-by-Research-Project, Clinical Development Phase-by-Clinical Development Phase, country-by-country, or Product-by-Product basis in the event the other Party (“breaching Party”) is in breach of any of its material obligations under this Agreement. The non-breaching Party shall provide written notice to the breaching party, which notice shall identify the breach and the Research Projects, Products and countries in which the non-breaching party intends to have this Agreement terminate. The breaching Party shall have a period of one hundred and twenty (120) days after such written notice is provided to cure such breach. If such breach is not cured within the one hundred and twenty day (120) period, this Agreement shall effectively terminate for such Research Projects, Products or countries. The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach. The right to terminate this Agreement, Research-Projects, Clinical Development Phases, country-by-country, or Product-by-Product basis under this Section 10.2.2 is in addition to any other right and protection that may otherwise be available as a result of a breach, including, without limitation, the right to damages.

10.2.3	Bankruptcy. Either party may terminate this Agreement at any time with immediate effect by written notice to the other party if the other party is declared bankrupt or insolvent, or if a receiver is appointed, or any procedures are commenced, voluntarily or involuntarily, by or against a party under any bankruptcy or similar law, or in the near future it is reasonably anticipated that the party is to be dissolved, liquidated or bankrupt.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

10.2.4	Change of Control. If, prior to the Lead Party Decision for the first Compound ownership of or control over fifty per cent (50%) of the voting stock of either party is acquired directly or indirectly by any person, company corporation or other business entity which is a competitor of the other party, the other party shall be entitled to terminate this Agreement within a period of ninety (90) days after notification of such change of control. For the purposes of this Section “competitor” shall include without limitation any company which is actively researching and/or developing and/or commercialising products in at least one indication area in which the other party is also active.

11	Consequences of Termination

In case of a termination of this Agreement individual Research Projects, Clinical Development Phases, country-by-country or Product-by-Product, the consequences of such termination are determined on a Research Project-by-Research Project, Clinical Development Phases, country-by-country or Product-by-Product basis as specified below.

11.1	Termination prior to RDC Decision.

A.	Termination in accordance with Section 10.2.1 (termination without Reason): Upon termination of a particular Research Project before the RDC Decision in accordance with Section 10.2.1:

11.1.1	the terminating party shall, upon written request of the non-terminating party, smoothly and promptly assign and transfer to the non-terminating party, at no expense to such non- terminating party, all of its right, title and interest in and to all Produced Compound Intellectual Property and Produced Compound Patent Rights relating to the terminated Research Project(s);

11.1.2	for a period of time which shall not exceed ninety (90) days from the notice of termination, the terminating party shall make its personnel and or other resources reasonably available to the non-terminating party as necessary to effect an orderly transition of research and development responsibilities, with the reasonable cost of such personnel and resources to be born by the terminating party for such services; such support from the terminating party shall, however, be limited to any and all activities and/or services already initiated at the time of notice of termination;

11.1.3	all rights and licenses granted by the terminating party to non-terminating party in accordance with Section 8 shall remain in effect to the extent necessary to further exploit the rights specified in this sub-section A;

11.1.4	the terminating party shall promptly furnish the non-terminating party will all relevant results of the terminated Research Project(s);

11.1.5	the terminating party shall agree to take such actions and execute such instruments, agreements and documents as are necessary to affect the foregoing.

B.	Termination in accordance with Section 10.2.2. 10.2.3 or 10.2.4: Upon termination of a particular Research Project before the RDC Decision in accordance with Section 10.2.2, 10.2.3 or 10.2.4:

11.1.6	the terminating party shall be assigned all right, title and interest in and to all Produced Compound Intellectual Property, including Produced Compound Patent Rights relating to the terminated Research Project(s);

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

11.1.7	the non-terminating party shall make its personnel and or other resources reasonably available to the terminating party as necessary to effect an orderly transition of research and development responsibilities, with the reasonable cost of such personnel and resources to be borne by the terminating party for such services; such support from the terminating party shall, however, be limited to any and all activities and/or services already initiated at the time of notice of termination;

11.1.8	all rights and licenses granted by the non-terminating party to the terminating party in accordance with Section 8 shall remain in effect to the extent necessary to further exploit the rights specified in this sub-section B;

11.1.9	the non-terminating party shall promptly furnish the terminating party will all relevant results of the terminated Research Project(s);

11.1.10	the non-terminating party shall agree to take such actions and execute such instruments, agreements and documents as are necessary to affect the foregoing;

11.1.11	such termination shall not relieve the terminating party of its obligations to pay event payments and royalties specified in Section 6 above for CC or Backup-Compounds prior to the effective date of termination and Products relating thereto.

11.2	Termination after RDC Decision. Upon termination of a particular Clinical Development Phase relating to a particular Research Project after the RDC Decision:

A.	Lead Party is the terminating party in accordance with Section 10.2.1 (termination without Reason):

11.2.1	the terminating Lead Party shall, upon written request of the non-terminating Partner Party, smoothly and promptly assign and transfer to the non-terminating Partnering Party, at no expense to such non-terminating Partner Party, in connection with the Territory or the terminated countries (as applicable), all of its right, title and interest in and to all EVOTEC Produced Compound Intellectual Property, ROCHE Produced Compound Intellectual Property, as applicable, and its respective interest under the Joint Produced Compound Intellectual Property including Produced Compound Patent Rights;

11.2.2	for a period of time which shall not exceed one hundred and eighty (180) days from the notice of termination, the terminating Lead Party shall make its personnel and or other resources reasonably available to non-terminating Partner Party as necessary to effect an orderly transition of development and commercial responsibilities, with the reasonable cost of such personnel and resources to be born by the terminating party for such services; such support from the terminating Lead party shall, however, be limited to any and all activities and/or services already initiated at the time of notice of termination;

11.2.3	the terminating Lead Party will grant to the non-terminating Partner Party all rights and licenses on its Background Intellectual Property, and the EVOTEC Research Project Intellectual Property or ROCHE Research Project Intellectual Property (as applicable), and any Intellectual Property and Patent Rights generated by the Lead Party during the performance of the particular Clinical Development Phase to the extent necessary to further exploit the rights specified in this sub-section A;

11.2.4	the terminating Lead Party shall promptly furnish the non-terminating Partner Party will all relevant results of the terminated Clinical Development Phase(s);

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

11.2.5	for a period of time which shall not exceed one hundred and eighty (180) days from the notice of termination, the Lead Party shall agree to take such actions and provide and/or execute such instruments, agreements and documents (filings, approvals, data etc.) as are necessary to affect the foregoing, required or desirable to secure government approval for the development, manufacturing or sale of Product, reasonably necessary for the development, manufacture, or sale of Product, or reasonably necessary to market Product in the country;

Both parties agree, that in case of Partnering by the former Partner Party after termination by the Lead Party, the former Lead Party shall have a first right of negotiation for a period of ninety (90) days from receipt of the notice from the Partner Party.

(B)	Lead Party is the terminating party in accordance with Section 10.2.2, 10.2.3, or 10.2.4:

11.2.6	all rights and licenses granted by the Partner Party to the Lead Party in accordance with Section 8 shall remain in effect to the extent necessary to further exploit the rights specified in this Agreement;

11.2.7	the Partner Party shall agree to take such actions and execute such instruments, agreements and documents as are necessary to affect the foregoing;

11.2.8	such termination shall not relieve the Lead Party of its obligations to pay event payments and royalties specified in Section 6 above for CC or Backup-Compounds generated prior to the effective date of termination and Products relating thereto.

(C)	Partner Party is the terminating party in accordance with Section 10.2.2, 10.2.3, or 10.2.4:

11.2.9	the Lead Party shall smoothly and promptly assign and transfer to the terminating Partner Party, at no expense to such Partner Party, in connection with the Territory or the terminated countries (as applicable), all of its right, title and interest in and to all EVOTEC Produced Compound Intellectual Property ROCHE Produced Compound Intellectual Property, as applicable, and its respective interest under the Joint Produced Compound Intellectual Property including Produced Compound Patent Rights;

11.2.10	for a period of time which shall not exceed one hundred and eight (180) days from the notice of termination, the Lead Party shall make its personnel and or other resources reasonably available to terminating Partner Party as necessary to effect an orderly transition of development and commercial responsibilities, with the reasonable cost of such personnel and resources to be born by the terminating party for such services; such support from the terminating Lead party shall, however, be limited to any and all activities and/or services already initiated at the time of notice of termination.

11.2.11	the Lead Party will grant to the terminating Partner Party all rights and licenses on its Background Intellectual Property, and the EVOTEC Research Project Intellectual Property or ROCHE Research Project Intellectual Property (as applicable) and any Intellectual Property and Patent Rights generated by the Lead Party during the performance of the particular Clinical Development Phase to the extent necessary to further exploit the rights specified in this sub-section C.

11.2.12	the Lead Party shall promptly furnish the terminating Partner Party all relevant results of the terminated Clinical Development Phase(s);

11.2.13	the Lead Party shall agree to take such actions and provide and/or execute such instruments, agreements and documents (filings, approvals, data etc.) as are necessary to affect the foregoing, required or desirable to secure government approval for the development, manufacturing or sale of Product, reasonably necessary for the development, manufacture, or sale of Product, or reasonably necessary to market Product in the country.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

12	Indemnification

12.1	Indemnification by ROCHE. ROCHE shall indemnify, hold harmless and defend EVOTEC and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts EVOTEC becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of activities related to (i) any misrepresentation or breach of any warranty, covenant or agreement made by ROCHE in this Agreement, (ii) ROCHE’s willful misconduct or negligence in the performance of its obligations under this Agreement, (iii) any infringement of any Third Party rights relating to any Product commercialized by ROCHE, any Affiliate or Sublicensee, except to the extent such losses, expenses, costs and amounts are due to the negligence or misconduct or failure to act of EVOTEC.

12.2	Indemnification by EVOTEC. EVOTEC shall indemnify, hold harmless and defend ROCHE and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts ROCHE becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of activities related to (i) any misrepresentation or breach of any warranty, covenant or agreement made by EVOTEC in this Agreement, (ii) EVOTEC’s willful misconduct or negligence in the performance of its obligations under this Agreement, (iii) any infringement of any Third Party rights relating to any Product commercialized by EVOTEC, any Affiliate or Sublicensee, except to the extent such losses, expenses, costs and amounts are due to the negligence or misconduct or failure to act of ROCHE.

12.3	Procedure. In the event of a claim by a Third Party against a party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

12.4	Obligation to Co-Operate. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a Third Party, each party to this Agreement and their Affiliates shall co-operate in the defence or prosecution thereof, including by providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control), as reasonably requested by, and at the expense of, the Indemnifying Party.

12.5	Limitation of Liability. Except for amounts payable to Third Parties by a party for which it seeks reimbursement or indemnification protection from the other party pursuant to Sections 12.1 and 12.2, in no event shall either party, its directors, officers, employees, agents or Affiliates be liable to the other party for any indirect, incidental, special, exemplary or consequential damages, whether based upon a claim or action of contract, warranty, negligence, strict liability or other tort, or otherwise, arising out of this Agreement, unless such damages are due to the gross negligence or wilful misconduct of the liable party.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

13	Representations and Warranties

13.1	Mutual Authority. EVOTEC and ROCHE each represents and warrants to the other that: (i) it has the authority and right to enter into and perform this Agreement, (ii) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

13.2	Warranties of EVOTEC. EVOTEC hereby represents and warrants to ROCHE that

(a)	as of the Effective Date, the execution, delivery and performance of this Agreement does not conflict with the terms of any other agreement or instrument to which it is a party or by which it is bound; and

(b)	its performance under this Agreement complies with all applicable law; and

(c)	that each of its, its Affiliates’ or Subcontractors’ respective employees has entered into a written contract of employment that provides for assignment of all inventions made by said employee during the course of his/her employment to EVOTEC taking into account applicable national intellectual property regulations regarding employee’s inventions.

13.3	Warranties of ROCHE. ROCHE hereby represents and warrants to EVOTEC that

(a)	as of the Effective Date, the execution, delivery and performance of this Agreement does not conflict with the terms of any other agreement or instrument to which it is a party or by which it is bound; and

(b)	its performance under this Agreement complies with all applicable law, and

(c)	that each of its, its Affiliates’ or Subcontractors’ respective employees has entered into a written contract of employment that provides for assignment of all inventions made by said employee during the course of his/her employment to ROCHE taking into account applicable national intellectual property regulations regarding employee’s inventions.

13.4	No Implied Warranties. Save as expressly stated in this Agreement no representation, condition or warranty whatsoever is made or given by or on behalf of either party and all conditions and warranties implied by operation of law or otherwise are hereby expressly excluded. Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not set out or referred to in this Agreement, provided however, that this Section shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by either party.

14	Governing Law and Dispute Resolutions

14.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

14.2	Disputes. Unless otherwise set forth in this Agreement, in the event of a dispute arising out of or under this Agreement between the parties, such dispute shall be referred to the respective executive officers of the parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For EVOTEC:	CEO

For ROCHE:	Head of Pharma Partnering

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

14.3	Arbitration. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle those conflicts amicably between themselves as set forth in Section 14.2. Should they fail to agree within two (2) months after such dispute has first arisen, any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, under preclusion of the otherwise ordinary recourse to the courts. The arbitral tribunal can also decide about the effectiveness of this arbitration clause. The arbitral tribunal shall consist of three (3) arbitrators. The place of arbitration shall be Hamburg, Germany. The language to be used shall be English.

15	Publicity

15.1	Release of Information. Neither party shall release any information (e.g. press release) related to this Agreement, including its terms, without the prior written consent of the other party (such consent not to be unreasonably delayed or withheld) unless release of such information is required by law or regulated authorities.

If a party (“Releasing Party”) determines that it is required by law to release information relating to this Agreement to a Third Party, it shall so notify the other party prior to the release of such information, including the text of the information proposed for release, in sufficient time for the other party to comment. The other party shall have the right to comment regarding the necessity of such disclosure and the text proposed for disclosure, which comment the Releasing Party must consider and include unless prohibited by law.

16	Miscellaneous

16.1	Survival. Sections 9, 12, 13, 14, 15 shall survive the expiration or termination of this Agreement for any reason.

16.2	Agency. Neither party is, nor will be deemed to be, an employee, agent or representative of the other party for any purpose. Each party is an independent contractor, not an employee or partner of the other party. Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

16.3	Amendment. No amendment or modification of this Agreement, including this Section 16.3, shall be valid or binding upon the parties unless made in writing and signed by both parties.

16.4	Assignment. This Agreement shall not be assignable in part or in whole by any party without the prior written consent of the other; provided, however, that either party, without notice and at any time for any reason, may assign this Agreement in whole or in part to (i) any of its Affiliates who agree to be bound by the terms and conditions of this Agreement or (ii) any successor of such party by merger or sale of all or substantially all of its business assets to which this Agreement relates.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

16.5	Notices. Any notice or other communication to be given under this Agreement, unless otherwise specified, shall be in writing and shall be deemed to have been provided when delivered to the addressee at the address listed below (i) on the date of delivery if delivered in person or (ii) one (1) day after mailing to the other party by express mail or overnight delivery service, which obtains a signed receipt, or (iii) three (3) days after mailing by registered or certified mail, postage paid:

In the case of ROCHE:

F. Hoffmann-La Roche Ltd

Attn. Legal Department

Grenzacherstrasse 124

4070 Basel

Switzerland

With a copy to

Hoffmann-La Roche Inc.

attn: Corporate Secretary

340 Kingsland Street

Nutley, New Jersey 07110

USA

In the case of EVOTEC:

EVOTEC NeuroSciences GmbH

Attn. CEO

Schnackenburgallee 114

22525 Hamburg

Germany

Either party may change its address for communications by a notice in writing to the other party in accordance with this Section.

16.6	Force Majeure. Any prevention, delay or interruption of performance (collectively “Delay”) by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected by the force majeure, including but not limited to acts of God, embargoes, governmental restrictions, general strike, fire, flood, earthquake, explosion, riots, wars, civil disorder, rebellion or sabotage. The affected party shall immediately notify the other party upon the commencement and end of the Delay and any time for performance hereunder by both parties shall be extended by the actual time of Delay. If the Delay resulting from the force majeure exceeds six (6) months, the other party, upon written notice to the affected party, may elect to (i) treat such Delay as a material breach, or (ii) extend the term of this Agreement for an amount of time equal to the Delay.

16.7	Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes all previous agreements, written or oral regarding the subject matter hereof. This Agreement may be amended only by an instrument in writing duly executed on behalf of the parties. In case of inconsistencies between this Agreement and any Appendix hereof, the terms of this Agreement shall prevail unless agreed to explicitly that the Appendix should prevail.

16.8	Waiver. Any waiver shall be made in writing for it to be effective and unless expressly stated shall not be a continuing waiver nor shall it prevent the waiving party from acting upon that or any subsequent breach or from enforcing any term or condition of this Agreement.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

16.9	Severability. If any term or condition of this Agreement is held by a court of competent jurisdiction to be unenforceable for any reason, it shall, if possible, be interpreted to achieve the intent of the parties to this Agreement rather than voided. If not capable of such interpretation, the parties shall in good faith seek to agree on an alternative provision reflecting the intent of the parties which is enforceable. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.

IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Agreement by signing below.

List of Appendices:

Appendix 1 Responsibilities and Contributions of the Parties

Appendix 2: Research Plan(s)

Appendix 3: Development Plan{s)

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

Amendment to the

Collaborative Discovery and Development Agreement

between

F. Hoffmann-La Roche Ltd, Grenzacherstr.124, CH-4070 Basel, Switzerland

Hoffman-La Roche Inc., 340 Kingsland Street, Nutiey, NJ 07110, USA (jointly “ROCHE”)

and

Evotec Neurosciences GmbH, Schnackenburgallee 114, 22525 Hamburg, Germany (“EVOTEC”).

WHEREAS, EVOTEC and ROCHE have concluded a Collaborative Discovery and Development Agreement for the discovery and development of pharmaceutically active compounds as of June 20, 2006 (the “Agreement”);

WHEREAS, both Parties agree to amend the Agreement as follows.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Agreement, the parties agree as follows:

1.	Section 1.51 shall be deleted and be replaced as follows:

“Research Project Costs” shall mean the costs of a party to perform its obligations under a particular Research Project which shall be the sum of each parties FTE costs, and its Variable Costs (including costs of activities carried out by either party prior to initiation of the Research Project in accordance with Section 5.5).

To Section 1.63 the following shall be added:

Variable Costs shall include costs of activities carried out by either party prior to initiation of the Research Project in accordance with Section 5.5.

2.	The adjustment formula specified in Section 5.5 shall be deleted and replaced as follows:

Adjustment={[Variable Costs occurred for the Research Project at Partner Party, including costs incurred prior to initiation of the Research Project]- [Variable Costs occurred for the Research Project at Lead Party, including costs incurred prior to initiation of he Research Project] + [FTEs used by Partner Party including FTEs used prior to initiation of the Research Project] **** [FTEs used by lead Party including FTEs used prior to initiation of the Research Project] ****/2

3.	Section 3.7(d) shall be deleted and replaced as follows:

(d) in the forth case, if neither party wishes to continue work on a particular Target, the parties may mutually agree that the party suggesting a specific Research Project (as evidenced by the initial suggestion of the Research Project) shall have the right to find a Sublicensee and all Proceeds from such sublicensing shall be equally shared between the parties and Section 5.5 shall apply. For the sake of clarity, there is no obligation to find a Sublicensee. The other party shall not have the right or the obligation to participate in the negotiations. If the parties decide to proceed under this Section 3.7 (d) for a respective Target, Sections 10 and 11 do not apply.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.

4.	Section 5.4 shall be deleted and replaced as follows:

In case neither ROCHE nor EVOTEC exercise its option rights specified in this Section 5, the party suggesting a specific Research Project (as evidenced by the initial suggestion of the Research Project) shall have the right to find a Sublicensee and all Proceeds from such sublicensing shall be equally shared between the parties and Section 5.5 shall apply. For the sake of clarity, there is no obligation to find a Sublicensee. The other party shall not have the right or the obligation to participate in the negotiations. If a party decides not to exercise its option right under this Section 5 for a respective Compound, Sections 10 and 11 do not apply.

5.	All other terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Amendment by signing below.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

2.

Amendment No 2 to the

Collaborative Discovery and Development Agreement

Dated June 20, 2006

between

F. Hoffmann-La Roche Ltd, Grenzacherstr.124, CH-4070 Basel, Switzerland

and

Hoffmann-La Roche Inc., 340 Kingsland Street, Nutley, NJ 07110, USA (jointly “ROCHE”)

and

EVOTEC NeuroSciences GmbH, Schnackenburgallee 114, 22525 Hamburg, Germany (“EVOTEC”),

WHEREAS, EVOTEC and ROCHE have concluded a Collaborative Discovery and Development Agreement for the discovery and development of pharmaceutically active compounds as of June 20, 2006 as amended (the “Agreement”);

WHEREAS, EVOTEC and ROCHE have amended the Agreement on September 12, 2006;

WHEREAS, EVOTEC and ROCHE acknowledge that EVOTEC and ROCHE may have generated or may generate in the future compounds outside the Agreement, i.e. ROCHE Compounds or EVOTEC Compounds, which may fall under a patent application, patent or other intellectual property application, filed by a Party under the Agreement;

WHEREAS, EVOTEC and ROCHE wish to amend the terms of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Agreement, the parties agree as follows:

1.	A new Section 8.3.3. shall be added to the Agreement as follows:

“8.3.3. Compounds generated outside the Research Program.

a)	ROCHE grants to EVOTEC a worldwide, non-exclusive, sublicensable, royalty-free, fully paid up, perpetual, irrevocable license under the ROCHE Produced Compound Intellectual Property and its interest in the Joint Produced Compound Intellectual Property (in both cases only to the extent resulting from EVOTEC Background Intellectual Property applied in the Research Project) only to the extent necessary to develop, have developed, make, have made, use, register, offer to sell, sell, promote, export and import Other Compounds for use outside the Target.

b)	EVOTEC grants to ROCHE a worldwide, non-exclusive, sublicensable, royalty-free, fully paid up, perpetual, irrevocable license under the EVOTEC Produced Compound Intellectual Property and its interest in the Joint Produced Compound Intellectual Property (in both cases only to the extent resulting from ROCHE Background Intellectual Property applied in the Research Project, e.g. a ROCHE Library screened by EVOTEC) only to the extent necessary to develop, have developed, make, have made, use, register, offer to sell, sell, promote, export and import Other Compounds for use outside the Target.”

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.

The term “Other Compounds” shall mean ROCHE Compounds or EVOTEC Compounds that are (i) generated independently and outside the Research Program without aid, use, application or reference to any Confidential Information of the other Party, including ROCHE Patent Rights, EVOTEC Patent Rights, ROCHE’s Background Intellectual Property, EVOTEC Background Intellectual Property or any Research Project Intellectual Property / Produced Compound Intellectual Property owned by the other Party, (ii) within the literal scope of any composition of matter claim in Produced Compound Intellectual Property owned by the other Party (either alone or jointly) and documented and attached as an Appendix to the Agreement and (iii) proven as being Other Compounds by competent documentary proof. The term Other Compounds shall include any products including biomarkers, resulting from the use of the Other Compounds and the use shall include diagnostic use.

2.	Section 16.1 shall be deleted and replaced by the following:

“16.1 Survival. Sections 8.3.3., 8.5, 9, 11, 12, 13, 14, 15 shall survive the expiration or termination of this Agreement for any reason.”

3.	This Amendment No. 2 shall be effective retroactively as of June 20, 2006.

4.	Capitalized terms shall have the same meanings as ascribed to them in the Agreement.

5.	All other terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Amendment No 2 by signing below.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

2.